Exhibit 99.1

United Rentals Announces Fourth Quarter 2008 Non-Cash Goodwill Impairment Charge

Repurchases $130 Million Principal Amount of Outstanding Senior and Senior Subordinated Notes

Updates Full Year 2008 Guidance

GREENWICH, Conn. – January 19, 2009 – United Rentals, Inc. (NYSE: URI) today announced that it anticipates recording a non-cash goodwill impairment charge in the fourth quarter of 2008. The company currently expects the total charge, which was identified in connection with the company’s annual fourth quarter impairment test and reflects year-end market conditions, to be approximately $1.1 billion. Substantially all of the impairment charge relates to goodwill arising out of acquisitions made by the company between 1997 and 2000. The impairment charge will not result in any cash expenditures and will not affect the company’s cash position, cash flow from operating activities, free cash flow, liquidity position or availability under its credit facilities.

The company also announced that during the fourth quarter it made open market repurchases of an aggregate $130 million principal amount of outstanding 6 1/2% Senior Notes due 2012, 7 3/4% Senior Subordinated Notes due 2013, and 7% Senior Subordinated Notes due 2014 (collectively the “Notes”). In connection with the repurchases of the Notes, the company anticipates recognizing a pre-tax gain of approximately $45 million in the fourth quarter of 2008, representing the difference between the net carrying amount of these securities and the total repurchase price of $82 million.

The company revised its full year 2008 guidance for total revenues to $3.27 billon, as compared to the previous range of $3.3 billion to $3.4 billion, and free cash flow to a range of $330 million to $340 million, slightly below the low end of its previous range of $350 million to $400 million. Both of these changes reflect a further deterioration in the company’s end markets since the previous guidance was issued. In addition, excluding any impact associated with the non-cash goodwill impairment charge and the gain related to the repurchases of the Notes, the company expects actual results for 2008 to be below its most recent guidance for earnings per share and EBITDA, although it is not in a position to provide more precise guidance as it is still finalizing its 2008 financial results. The company expects to report these financial results at the end of February, consistent with past years.

CEO Comment

Michael Kneeland, chief executive officer for United Rentals, said, “Our revised full year guidance reflects external factors such as the current construction cycle and the macro-economy, as well as our decision to accelerate branch closures into the fourth quarter of 2008. While we see 2009 as undoubtedly challenging, we are confident that with our ample liquidity, as well as our continued focus on cost reduction and other ongoing initiatives, we are well positioned to manage through this downturn and benefit from the eventual recovery.”

Non-GAAP Measure

Free cash flow is a non-GAAP financial measure as defined under the rules of the SEC. Free cash flow represents net cash provided by operating activities, less purchases of rental and non-rental equipment plus proceeds from sales of rental and non-rental equipment and excess tax benefits from share-based payment arrangements. The company believes that free cash flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements. However, this measure should not be considered an alternative to cash flows from operating activities under GAAP as an indicator of operating performance or liquidity. Information reconciling forward-looking free cash flow expectations to a GAAP financial measure is unavailable to the company without unreasonable effort.

About United Rentals

United Rentals, Inc. is the largest equipment rental company in the world, with an integrated network of over 625 rental locations in 48 states, 10 Canadian provinces and Mexico. The company’s approximately 9,800 employees serve construction and industrial customers, utilities, municipalities, homeowners and others. The company offers for rent over 2,900 classes of rental equipment with a total original cost of $4.1 billion. United Rentals is a member of the Standard & Poor’s MidCap 400 Index and the Russell 2000 Index® and is headquartered in Greenwich, Conn. Additional information about United Rentals is available at unitedrentals.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements. These statements can generally be identified by words such as “believes,” “expects,” “plans,” “intends,” “projects,” “forecasts,” “may,” “will,” “should,” “on track” or “anticipates,” or the negative thereof or comparable terminology, or by discussions of vision, strategy or outlook. Our businesses and operations are subject to a variety of risks and uncertainties, many of which are beyond our control, and, consequently, actual results may differ materially from those projected by any forward-looking statements. Factors that could cause actual results to differ from those projected include, but are not limited to, the following: (1) the depth and duration of the current economic downturn will significantly affect our results, as weaker or unfavorable economic or industry conditions reduce demand and prices for our products and services, but many of our costs are fixed, (2) non-residential construction spending, or governmental funding for infrastructure and other construction projects, may not reach expected levels, (3) we may not always have access to capital that our businesses or growth plans may require, (4) any companies we acquire could have undiscovered liabilities, may strain our management capabilities or may be difficult to integrate, (5) rates we can charge and time utilization we can achieve may be less than anticipated, (6) costs we incur may be more than anticipated, including by having expected savings not be realized in the amounts or time frames we have planned, (7) competition in our industry for talented employees is intense, which can affect our employee costs and retention rates, (8) our capital structure carries significant leverage, which requires us to use a substantial portion of our cash flow for debt service and can constrain our flexibility in responding to unanticipated or adverse business conditions, (9) we are subject to purported class action lawsuits and derivative actions filed in light of the recently-settled SEC inquiry and additional purported class action lawsuits relating to the terminated merger transaction with Cerberus affiliates, and there can be no assurance as to their outcome or any other potential consequences thereof for us, and (10) we may incur additional significant costs and expenses (including indemnification obligations) in connection with the purported class action lawsuits and derivative actions referenced above, the U.S. Attorney’s Office inquiry, or other litigation, regulatory or investigatory matters, related to the foregoing or otherwise. For a fuller description of these and other possible uncertainties, please refer to our Annual Report on Form 10-K for the year ended December 31, 2007, as well as to our subsequent filings with the SEC. Our forward-looking statements contained herein speak only as of the date hereof, and we make no commitment to update or publicly release any revisions to forward-looking statements in order to reflect new information or subsequent events, circumstances or changes in expectations.

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Contact:
Fred Bratman
(203) 618-7318
Cell: (917) 847-4507
fbratman@ur.com